                                                                     EXHIBIT 99


   [LETTERHEAD OF IVI CHECKMATE]                                   NEWS RELEASE


   FOR IMMEDIATE RELEASE
   March 2, 2001


       IVI Checkmate Reports 2000 Results for the Fourth Quarter and Year


   [Atlanta, Georgia/Toronto, Canada] - IVI Checkmate Corp. (Nasdaq:CMIV); (TSE:IVC); (TSE:IVI), a leading North American provider of electronic payment solutions, today reported its financial results for the fourth quarter and year ended December 31, 2000.

   For the fourth quarter ended December 31, 2000, revenues increased 25% to $27.1 million from $21.6 million in the same quarter last year. Net losses in the quarter declined to $2.7 million or $0.16 per share from net losses of $15.0 million or $0.84 per share for the same quarter last year.

   For the year ended December 31, 2000, revenues were $98.4 million compared to $97.9 million in 1999. Net losses were $7.9 million or $0.47 per share in 2000 compared to $19.9 million or $1.13 one year ago.

   In 1999 and 2000, the Company was faced with operational issues that affected revenues and profitability. The single biggest factor was the discovery of product issues in 1999 relating to the e(N)-Touch 1000(TM) touch screen terminal, the Company's flagship product for the multi-lane retail market. Over the next 18 months, significant financial and operational resources were utilized to redesign, retool and beta test a modified version of the terminal that resolved these issues. Furthermore, additional time and resources were expended in litigation proceedings against the original contract manufacturer.

   Other operational issues that the Company faced were internal manufacturing operations that were not efficient nor effective in relation to rapidly changing technologies, and component part shortages through most of the year, which affected manufacturing production and the availability of certain products. Furthermore, the Company did not have in place the proper systems processes and procedures necessary to support the size and complexity of the Company due to its rapid expansion through various mergers and acquisitions over the past 3 years.

   In 2000, a number of initiatives were completed that changed the way that business was done.

   In the first half of 2000, the Company completed and began marketing proactively a new state-of-the art e(N)-Touch 1000. With steadily increasing sales in the third and fourth quarters, the e(N)-Touch 1000 is the market leader in screen-based terminals used by multi-lane retailers. New orders from major retail chains have recently been received for shipments in the first quarter of 2001. In addition, the Company has also replaced all of the original terminals that were shipped to a major retail chain with new modified versions, the final shipment occurring in January 2001. This replacement was at considerable financial cost to the Company.

   In 2000, the Company continued to introduce new hardware and software products that favorably affected fourth quarter financial results, and which the Company believes will have a greater effect in 2001. New shipments of the Ingenico Elite 780(TM) long-range wireless terminal in the U.S., combined with rejuvenating sales of the new state-of-the-art e(N)-Touch 1000 touch screen terminal, added to strong fourth quarter sales. Additionally, strong sales of the Company's newly introduced Ingenico Elite 770(TM) short-range wireless terminal and new e(N)-Touch 3000(TM) Internet-capable terminal have helped the Company's Canadian division to achieve sales targets for the quarter and year.

   Other initiatives that were undertaken have resulted in a reduction in operating expenses in 2000. The Company has restructured its U.S. organization to reduced the number of its business units from 6 to 3, as well as flatten its organizational structure to reduce the various levels of management. These steps have resulted in more efficient sales efforts, reduced sales costs, and placed management in direct contact with customers, resulting in a more proactive reaction to customer and market needs while streamlining and improving customer business relationships. Furthermore, research and development costs have been reduced as the Company continues to leverage on its relationship with Ingenico and their product development resources in order to bring wireless and smart card point-of-sale technology and terminals to the North American market faster and cheaper.

   Litigation proceedings against the original contract manufacturer of the e(N)-Touch 1000 terminal were also favorably settled out of court. The settlement proceeds were included in the fourth quarter as part of cost of sales. Unfortunately, higher material costs and premiums paid as a result of component part shortages, as well as the incurrence of other operational charges, have reduced the favorable impact on margins in the quarter, and entirely for the year. The exclusion of the amortization of software and unusual items in 2000 resulted in normalized margins of 33% and 36% for the quarter and the year, respectively. In comparison, normalized margins in 1999, excluding software amortization and unusual charges related to product issues, were 30% for the fourth quarter and 34% for the year.

   The Company believes however, that future margins will progressively improve in 2001 as a number of margin improvement programs have already begun, and the additional costs associated with outsourcing its internal manufacturing operations have been eliminated. It is expected that the outsourcing will reduce cost of sales through improved manufacturing efficiency and inventory cost controls.

   The Company's financial resources weakened in 2000 as a result of continuing losses and the replacement of original e(N)-Touch 1000 terminals at no cost to the customer. While accounts receivable at December 31, 2000 were high due to strong fourth quarter sales, the Company does not anticipate any collection issues beyond what has already been provided for. Similarly, higher inventory levels at the end of 2000 were mainly in finished goods, which will be used to satisfy demands in the first quarter of 2001. The Company does not anticipate any additional obsolescence beyond what has already been provided for, and anticipate that inventory levels will decline progressively throughout 2001.

   Barry Thomson, President and CEO of IVI Checkmate, indicated that what has been accomplished in the year is a tribute to the employees of IVI Checkmate who have performed unrelentingly in the face of significant challenges that emerged over the past 2 years. The Company's Canadian operations continues to perform well and is a market leader in the introduction to North America of new innovative point-of-sale solutions. Similarly, the Company's Debitek subsidiary also continues to be profitable while forging new relationships, increasing new business opportunities and introducing new solutions to closed point-of-sale environments. Many of the initiatives implemented over the past year have been to resolve issues and improve processes that have adversely affected the Company's Retail Solutions and Financial Systems divisions in the U.S. These efforts will continue into 2001 as the Company focuses on returning its U.S. operations back to profitability.

   In January 2001, IVI Checkmate announced that its Board of Directors was in discussions with Ingenico, the Company's largest stockholder, which may result in Ingenico acquiring majority control of IVI Checkmate through the purchase of newly issued common shares from the Company. Negotiations are still ongoing, and as of this date, neither IVI Checkmate's Board of Directors nor the Board's Special Committee has accepted or recommended any transactions with Ingenico.

   About IVI Checkmate

   IVI Checkmate is a major provider of electronic transaction solutions in North America. The Company designs, develops, and markets innovative payment and value-added solutions that optimize transaction management at the point-of-service in the retail, financial, travel & entertainment, healthcare, and transportation industries. More information on IVI Checkmate can be found on its web site at www.ivicheckmate.com.
                   --------------------

   CONTACTS:   L. Barry Thomson          John J. Neubert
               President & CEO           CFO/Executive Vice President
               IVI Checkmate Corp.       IVI Checkmate Corp.
               (770) 594-6000            (770) 594-6000

   This press release contains forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Management cautions that these statements represent projections and estimates of future performance and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, without limitation, rapid and significant technological developments that could delay the introduction of improvements in existing products or of new products; the Company's dependence on its limited suppliers of component parts of its products; the Company's dependence on a limited number of third parties to manufacture its products; the Company's dependence on its proprietary technologies (which may be independently developed by competitors); the Company's dependence on a small number of large retail customers; the potential fluctuation in financial results as a result of the Company's inability to make sales to large customers as well as the volume and timing of bookings received during a quarter and variations in sales mix; competition from existing companies as well as new market entrants; the Company's dependence on key personnel; and other factors that are contained in documents that the Company files with the U.S. Securities and Exchange Commission.

                              IVI CHECKMATE CORP.
                     Condensed Consolidated Balance Sheets
                           (in thousands of dollars)
                                  (Unaudited)

                                                       December 31
                                                  -------------------
                                                    2000        1999
                                                  -------     -------

                         ASSETS
Current assets
   Cash and cash equivalents                      $ 8,158     $ 8,279
   Accounts receivable, net                        27,561      20,159
   Inventories, net                                23,896      20,278
   Deferred tax asset                                 309         848
   Prepaid expenses and other assets                  394         393
                                                  -------     -------
Total current assets                               60,318      49,957

Property and equipment, net                         7,699       9,654
Capitalized software development costs, net        13,376      12,822
Identifiable intangible assets and other              858       1,092
                                                  -------     -------
                                                  $82,251     $73,525
                                                  =======     =======

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Bank line of credit                            $11,614     $     -
   Accounts payable                                22,738      12,255
   Accrued liabilities                              6,454      11,273
   Deferred revenue                                 2,981       3,350
   Current portion of capital lease obligations         4          13
                                                  -------     -------

Total current liabilities                          43,791      26,891

Deferred tax liability                              1,443       1,500
Long-term capital lease obligations                     -           4
                                                  -------     -------

                                                   45,234      28,395
Stockholders' equity                               37,017      45,130
                                                  -------     -------
                                                  $82,251     $73,525
                                                  =======     =======

                              IVI CHECKMATE CORP.
                Condensed Consolidated Statements of Operations
                (in thousands of dollars, except share amounts)
                                  (Unaudited)

                                           Three Months Ended          Year Ended
                                               December 31             December 31
                                          --------------------    ------------------
                                           2000        1999         2000       1999
                                         -------     --------     -------    -------
Net revenues                             $27,146     $ 21,648     $98,407   $ 97,934
Cost of sales                             17,462       20,027      63,511     73,450
Amortization of software
   development costs                       1,037        1,082       4,022      3,168
                                         -------     --------     -------   --------
Gross profit                               8,647          539      30,874     21,316
                                         -------     --------     -------   --------

Operating expenses:
   Selling, general and
      administrative                       8,448        9,814      31,034     32,076
   Research and development                1,467        1,164       3,749      4,625
   Depreciation and amortization             658          556       2,596      2,402
                                         -------     --------     -------   --------
                                          10,573       11,534      37,379     39,103
                                         -------     --------     -------   --------

Operating loss                            (1,926)     (10,995)     (6,505)   (17,787)

  Interest income (expense), net            (170)          25        (310)       (61)
Other                                         20          (60)         81       (209)
                                         -------     --------     -------   --------

Loss before taxes                         (2,076)     (11,030)     (6,734)   (18,057)
Income tax expense                          (613)      (3,985)     (1,137)    (1,877)
                                         -------     --------     -------   --------

Net loss                                 $(2,689)    $(15,015)    $(7,871)  $(19,934)
                                         =======     ========     =======   ========

Weighted average number
   of shares outstanding (000's):
   Basic and diluted                      18,233       18,148      18,217     18,115

Loss available per common share:
   Basic and diluted                     $ (0.16)    $  (0.84)    $ (0.47)   $ (1.13)
                                         =======     ========     =======    =======